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                                                             Exhibit (h)(1)(vii)

[LOGO] LOOMIS SAYLES FUNDS

                                        June 27, 2005

IXIS Asset Management Services Company
399 Boylston Street
Boston, MA 02116
Attn: Frank LoPiccolo

Re: Loomis Sayles Funds I (the "Trust")

Dear Mr. LoPiccolo:

This is to advise you that, effective July 1, 2005, one new series has been established in the Trust, the Loomis Sayles Securitized Asset Fund (the "New Fund").

In accordance with the Section 17 of that certain Transfer Agency and Services Agreement, dated February 1, 2003, as amended on September 12, 2003, January 1, 2004, and January 3, 2005, by and between the Trust and IXIS Asset Management Services Company ("IXIS Services") (as amended to the date hereof, the "Transfer Agency Agreement"), the Trust hereby notifies you that, effective July 1, 2005, Schedule A of the Transfer Agency Agreement shall be deemed to include the New Fund and requests that you act as Transfer Agent for the New Fund under the terms of the Transfer Agency Agreement, as revised by this Letter Agreement. With respect to the New Fund only, Section 3 of the Transfer Agency Agreement is hereby revised to provide that IXIS Services shall be entitled to reasonable compensation for its services and expenses as Transfer Agent, as agreed upon from time to time among the Trust, on behalf of the New Fund, IXIS Services and Loomis, Sayles & Company, L.P. ("Loomis Sayles"), investment adviser to the New Fund. The New Fund shall be deemed an Institutional Fund for purposes of
Schedule 3.1 Fees. The parties further agree that Loomis Sayles, and not the Trust, shall be responsible for payment of such reasonable compensation and expenses relating to the New Fund. Section 3 of the Transfer Agency Agreement shall continue to apply to all other series of the Trust and shall remain unaffected with respect to those series by this Letter Agreement.

Please indicate your acceptance of the foregoing with respect to the Transfer Agency Agreement by executing three copies of this Letter Agreement, returning two copies to the Trust and retaining one copy for your records.


By: /s/ John Hailer
    -------------------------------------
    John Hailer
    Executive Vice President,
    Loomis Sayles Funds I

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Agreed to this 28 day of June, 2005.

IXIS Asset Management Services Company


By: /s/ Frank LoPiccolo
    -------------------------------------
    Frank LoPiccolo
    President and Chief Executive Officer


Agreed to this 29th day of June, 2005.

Loomis, Sayles & Company, L.P.
     By: Loomis, Sayles & Company, Inc.,
         its general partner


By: /s/ Kevin Charleston
    -------------------------------------
    Kevin Charleston
    Director